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                                                                   EXHIBIT (n)

                        INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Eaton Vance Advisers Senior Floating-Rate Fund of our report dated February 12, 1999, relating to Eaton Vance Advisers Senior Floating-Rate Fund and of our report dated February 12, 1999 relating to Senior Debt Portfolio, which reports are included in the Annual Report to shareholders for the year ended December 31, 1998, which is incorporated by reference in the Statement of Additional Information, which is part of such Registration Statement.

We also consent to the reference to our Firm under the heading "Financial Highlights" in the Prospectus and under the heading "Other Service Providers" in the Statement of Additional Information of the Registration Statement.

/s/ Deloitte & Touche
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    Deloitte & Touche

Boston, Massachusetts
April 21, 1999